ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-171806 Dated August 7, 2012
Royal Bank of Canada Trigger Yield Optimization Notes
$● Notes Linked to the Common Stock of CSX Corporation due on or about August 15, 2014
$● Notes Linked to the Common Stock of Deere & Company due on or about August 15, 2014
$● Notes Linked to the Common Stock of Oracle Corporation due on or about August 15, 2014

Investment Description
Trigger Yield Optimization Notes (the “Notes”) are unsecured and unsubordinated notes issued by Royal Bank of Canada linked to the performance of the common stock of a specific company (the “Reference Stock”).  The issue price of each Note will be equal to the closing price of the applicable Reference Stock on the trade date (the “initial price”). On a monthly basis, Royal Bank of Canada will pay you a coupon regardless of the performance of the Reference Stock. At maturity, Royal Bank of Canada will either pay you the principal amount per Note or, if the closing price of the Reference Stock on the final valuation date is below the trigger price, Royal Bank of Canada will deliver to you one share of the Reference Stock for each Note you then own (subject to adjustments in the case of certain corporate events described in the product prospectus supplement under “General Terms of the Notes — Anti-dilution Adjustments”).

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than the principal amount of your Notes and the credit risk of Royal Bank of Canada for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates1
❑         Income— Regardless of the performance of the Reference Stock, Royal Bank of Canada will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than your principal amount and the credit risk of Royal Bank of Canada for all payments under the Notes.

❑        Contingent Repayment of Principal at Maturity— If the price of the Reference Stock does not close below the trigger price on the final valuation date, Royal Bank of Canada will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the Reference Stock. If the price of the Reference Stock closes below the trigger price on the final valuation date, Royal Bank of Canada will deliver to you one share of the Reference Stock per Note at maturity, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                                                                                                 August 9, 2012
Settlement Date1                                                                                      August 14, 2012
Final Valuation Date2                                                                            August 11, 2014
Maturity Date2                                                                                            August 15, 2014
1       Expected.  In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains approximately the same.
2          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement no. TYON-1.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. TYON-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Notes Offerings
This free writing prospectus relates to Trigger Yield Optimization Notes we are offering.  Each Note is linked to the common stock of a different company, and each of the Notes has a different coupon rate, initial price and trigger price, as specified in the table below.  The coupon rate, initial price, and trigger price for each Note will be determined on the trade date. The Notes will be offered at a minimum investment equal to the initial price, which will be determined on the trade date.  Coupons will be paid monthly in arrears in 24 equal installments.

Reference Stock	Coupon Rate Per Annum	Initial Price	Trigger Price	CUSIP	ISIN
Common Stock of CSX Corporation (CSX)	5.00% to 6.50%	$h	70% of the Initial Price	78008D877	US78008D8772
Common Stock of Deere & Company (DE)	4.50% to 6.25%	$h	70% of the Initial Price	78008D885	US78008D8855
Common Stock of Oracle Corporation (ORCL)	4.50% to 6.25%	$h	75% of the Initial Price	78008W115	US78008W1154
See “Additional Information about Royal Bank of Canada and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. TYON-1 dated March 1, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. TYON-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Common Stock of CSX Corporation	h	100%	h	2.75%	h	97.25%
Common Stock of Deere & Company	h	100%	h	2.75%	h	97.25%
Common Stock of Oracle Corporation	h	100%	h	2.75%	h	97.25%
(1) The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-15 of the accompanying product prospectus supplement no. TYON-1.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the trade date.  In no event will the commission received by UBS exceed 2.75% of the principal amount of each Note.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Notes
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and these offerings.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. TYON-1 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. TYON-1 dated March 1, 2011.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. TYON-1, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. TYON-1 dated March 1, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000696/s228114424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦    You believe the final price of the Reference Stock is not likely to be below the trigger price and, if it is, you can tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦    You understand and accept that you will not participate in any appreciation in the price of the Reference Stock and that your return on the Notes is limited to the coupons paid.

♦    You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦    You are willing and able to hold the Notes to maturity, a term of approximately 24 months.

♦    You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to trade the Notes.

♦    You would be willing to invest in the Notes if the applicable coupon rate was set equal to the lower end or bottom of the range indicated on the cover hereof (the actual coupon rate for each Note will be determined on the trade date).

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, and understand that, if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

    The Notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You require an investment designed to provide a full return of principal at maturity.

♦    You are not willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦    You believe the final price of the Reference Stock is likely to be below the trigger price, which could result in a total loss of your initial investment.

♦    You cannot tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦    You seek an investment that participates in the appreciation in the price of the Reference Stock or that has unlimited return potential.

♦    You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦    You would not be willing to invest in the Notes if the applicable coupon rate was set equal to the lower end or bottom of the range indicated on the cover hereof (the actual coupon rate for each Note will be determined on the trade date).

♦    You seek an investment for which there will be an active secondary market.

♦    You are unable or unwilling to hold the Notes to maturity, a term of approximately 24 months.

♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. TYON-1 for risks related to an investment in the Notes.

Indicative Terms of the Notes1
Issuer:	Royal Bank of Canada
Issue Price per Note:	Equal to 100% of the principal amount per Note.
Principal Amount per Note:	Equal to the initial price (as defined below) of the Reference Stock.
Term2:	Approximately 24 months.
Reference Stock:	The common stock of a specific company, as set forth on the cover page of this free writing prospectus.
Coupon Payment:
The coupon payments will be made in 24 equal installments regardless of the performance of the Reference Stock.

The coupon rate per annum for the Notes is expected to be between (i) 5.00% to 6.50% for the Notes linked to the common stock of CSX Corporation (10.00% to 13.00% payable over the term of the Notes), (ii) 4.50% to 6.25% for the Notes linked to the common stock of Deere & Company (9.00% to 12.50% payable over the term of the Notes), and (iii) 4.50% to 6.25% for the Notes linked to the common stock of Oracle Corporation (9.00% to 12.50% payable over the term of the Notes).  The actual coupon rate per annum for each Note will be determined on the trade date.

1st Installment through 24th Installment:
For the Notes linked to the common stock of CSX Corporation: between 0.4167% and 0.5417%.

For the Notes linked to the common stock of Deere & Company: between 0.3750% and 0.5208%.

For the Notes linked to the common stock of Oracle Corporation: between 0.3750% and 0.5208%.

The actual installment amount will be based on the coupon rate per annum and set on the trade date.

Trigger Price:	A percentage of the initial price of the Reference Stock, as specified on the cover page of this free writing prospectus.
Payment at Maturity:
➢     If the final price of the Reference Stock is not below the trigger price on the final valuation date, we will pay you at maturity an amount in cash equal to your principal amount.

➢     If the final price of the Reference Stock is below the trigger price on the final valuation date, at maturity we will deliver to you one share of the Reference Stock for each Note you own, which is expected to be worth significantly less than your principal and may be worthless.

Closing Price:	On any trading day, the last reported sale price of the Reference Stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price:	The closing price of the applicable Reference Stock on the trade date.
Final Price:	The closing price of the applicable Reference Stock on the final valuation date.

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2  In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains approximately the same.
Coupon Payment Dates
Coupons will be paid in arrears in 24 equal monthly installments on the coupon payment dates listed below.
September 14, 2012	September 16, 2013
October 15, 2012	October 15, 2013
November 14, 2012	November 14, 2013
December 14, 2012	December 16, 2013
January 14, 2013	January 14, 2014
February 14, 2013	February 14, 2014
March 14, 2013	March 14, 2014
April 15, 2013	April 14, 2014
May 14, 2013	May 14, 2014
June 14, 2013	June 16, 2014
July 15, 2013	July 14, 2014
August 14, 2013	August 15, 2014
Each coupon payment will be paid to the holders of record of the Notes at the close of business on the date that is one business day prior to the applicable coupon payment date.
Investment Timeline

Trade Date:
The initial price and the trigger price of the Reference Stock are determined and the coupon rate on the Notes is set.

The issue price per Note is set equal to the initial price of the Reference Stock.

Monthly (including at Maturity):	Royal Bank of Canada pays the applicable coupon payments.

Maturity Date:	The final price is determined as of the final valuation date.

If the final price of the Reference Stock is not below the trigger price on the final valuation date, we will pay you an amount in cash equal to your principal amount.

If the final price of the Reference Stock is below the trigger price on the final valuation date, we will deliver to you one share of the Reference Stock for each Note you own.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR HAVE NO VALUE AT ALL.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. TYON-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.

Risks Relating to the Notes Generally

♦
Your Investment in the Notes May Result in a Loss:  The Notes differ from ordinary debt securities in that Royal Bank of Canada will not necessarily pay the full principal amount of the Notes at maturity. Royal Bank of Canada will only pay you the principal amount of your Notes in cash if the final price of the Reference Stock is greater than or equal to the trigger price. If the final price of the Reference Stock is below the trigger price, Royal Bank of Canada will deliver to you at maturity one share of the Reference Stock for each Note that you own instead of the principal amount in cash. If you receive shares of Reference Stock at maturity, the value of the stock is expected to be significantly less than the principal amount of the Notes or may have no value at all.

♦
The Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Reference Stock, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity: “Volatility” refers to the frequency and magnitude of changes in the price of the Reference Stock.  The greater the volatility of the Reference Stock, the more likely it is that the price of that stock could close below its trigger price on the final valuation date, which would result in the loss of some or all of your principal. This risk will generally be reflected in a higher coupon rate per annum payable on the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the coupon rate per annum is set on the trade date, the Reference Stock's volatility can change significantly over the term of the Notes, and may increase. The price of the Reference Stock could fall sharply as of the final valuation date, which could result in a significant loss of principal.

♦
Contingent Repayment of Principal Applies Only at Maturity: You should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment, even if the price of the Reference Stock is above the trigger price.

♦
Credit Risk of Royal Bank of Canada: The Notes are unsubordinated and unsecured debt obligations of Royal Bank of Canada and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Notes, including any repayment of principal, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Notes and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
Holders of the Notes Should Not Expect to Participate in any Appreciation of the Reference Stock, and Your Potential Return on the Notes is Expected to be Limited to the Coupon Paid on the Notes: Despite being exposed to the risk of a decline in the price of the Reference Stock, you should not expect to participate in any appreciation in the price of the Reference Stock. Any positive return on the Notes is expected to be limited to the coupon payable. Accordingly, if the final price is greater than the initial price, your return on the Notes at maturity may be less than your return on a direct investment in the applicable Reference Stock or on a similar security that allows you to participate in the appreciation of the price of the applicable Reference Stock. In contrast, if the final price is less than the trigger price, we will deliver to you at maturity one share of the applicable Reference Stock for each Note you own.  The value of that one share is expected to be worth significantly less than the principal amount at maturity.  As a result, you may lose your entire investment in the Notes.

♦
Single Stock Risk:  The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Notes, should make your own investigation into the Reference Stock Issuer and the Reference Stock for your Notes.  We urge you to review financial and other information filed periodically by the Reference Stock Issuer with the SEC.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity:  While the payment at maturity for the offered Notes described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Royal Bank of Canada or its affiliates will be willing to purchase the Notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your Notes to maturity.

♦
No Dividend Payments or Voting Rights: As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Reference Stock would have.

♦
Owning the Notes Is Not the Same as Owning the Reference Stock: The return on your Notes may not reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Notes.  Further, the Reference Stock may appreciate over the term of the Notes and you will not participate in any such appreciation, which could be significant.

♦
Lack of Liquidity: The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Reference Stock that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Reference Stock, and therefore the market value of the Notes.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price: Trading or transactions by Royal Bank of Canada or its affiliates in the Reference Stock, or in futures, options, exchange-traded funds or other derivative products on the Reference Stock may adversely affect the market value of the Reference Stock, the closing price of the Reference Stock, and, therefore, the market value of the Notes.

♦
Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the closing price of the Reference Stock on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Reference Stock;

♦	the time to maturity of the Notes;

♦	the dividend rate on the Reference Stock;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the Reference Stock that may or may not require an adjustment to the terms of the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Reference Stock Is Limited: The calculation agent will make adjustments to the initial price and the trigger price for certain events affecting the shares of the Reference Stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

Hypothetical Examples
The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Reference Stock relative to its initial price. Royal Bank of Canada cannot predict the final price of any Reference Stock. You should not take these examples as an indication or assurance of the expected performance of any Reference Stock. The numbers appearing in the examples and table below have been rounded for ease of analysis. The following examples and table illustrate the Payment at Maturity per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Term:	Approximately 24 months
Hypothetical initial price of the Reference Stock:	$100.00 per share
Hypothetical trigger price:	$70.00 (70% of the hypothetical initial price)
Principal Amount:	$100.00 per Note (set equal to the hypothetical initial price)
Hypothetical total coupon payable over the term of the Notes**:	12.00%
Hypothetical coupon rate per annum**:	6.00% ($0.50 per month)
Hypothetical Dividend yield on the Reference Stock***:	2.00% per annum (4.00% over the term of the Notes)

*
May not be the actual coupon rate per annum, initial price, principal amount or trigger price applicable to the Notes.  The actual coupon rate, the initial price, the principal amount and the trigger price for each of the Notes will be determined on the trade date.

**	Coupon payment will be paid in arrears in equal monthly installments during the term of the Notes.
***	Hypothetical dividend yield holders of the Reference Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Reference Stock.

Scenario #1: The final price of the Reference Stock is not below the hypothetical trigger price of $70.00.
Since the final price of the Reference Stock is not below the hypothetical trigger price of $70.00, Royal Bank of Canada will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Reference Stock if the price appreciation of the Reference Stock (plus dividends, if any) is less than 12.00%.

If the closing price of the Reference Stock on the final valuation date is $100.00 (no change in the price of the Reference Stock):
Payment at Maturity	$100.00
Coupons:	$12.00	($0.50 × 24 = $12.00)
Total:	$112.00
Total Return on the Notes:	12.00%
In this example, the total return on the Notes is 12.00%, while the total return on the Reference Stock is 4.00% (including dividends).
If the closing price of the Reference Stock on the final valuation date is $130.00 (an increase of 30%):
Payment at Maturity	$100.00
Coupons:	$12.00	($0.50 × 24 = $12.00)
Total:	$112.00
Total Return on the Notes:	12.00%
In this example, the total return on the Notes is 12.00%, while the total return on the Reference Stock is 34.00% (including dividends).
If the closing price of the Reference Stock on the final valuation date is $85.00 (a decline of 15%):
Payment at Maturity	$100.00
Coupons:	$12.00	($0.50 × 24 = $12.00)
Total:	$112.00
Total Return on the Notes:	12.00%
In this example, the total return on the Notes is 12.00%, while the total return on the Reference Stock is a loss of 11.00% (including dividends).

Scenario #2: The final price of the Reference Stock is below the hypothetical trigger price of $70.00.

Since the final price of the Reference Stock is below the hypothetical trigger price of $70.00, Royal Bank of Canada will deliver to you at maturity one share of the Reference Stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the Reference Stock on the maturity date, and could result in the loss of some or all of your principal.

If the closing price of the Reference Stock on the maturity date is $60.00 (a decline of 40%):

Value of each share received:	$60.00
Coupons:	$12.00	($0.50 × 24 = $12.00)
Total:	$72.00
Total Return on the Notes:	-28.00%
In this example, the total return on the Notes is a loss of 28.00%, while the total return on the Reference Stock is a loss of 36.00% (including dividends).

Hypothetical Return Table at Maturity
The table below is based on the following assumptions*

Term:	Approximately 24 months
Total coupon payable over the term of the Notes**:	12.00%
Coupon rate per annum **:	6.00% (or $0.50 per monthly period)
Initial price:	$100.00 per share
Trigger price:	$70.00 (70.00% of the initial price)
Principal amount:	$100.00 per Note (set equal to the initial price)
Dividend yield on the Reference Stock***:	2.00% per annum (4.00% over the term of the Notes)

*	Actual coupon rate and terms for each of the Notes will be set on the trade date.
**	Coupon payment will be paid in arrears in 24 equal monthly installments during the term of the Notes on an unadjusted basis.
***	Dividend yield assumed received by holders of the Reference Stock during the term of the Notes.
Reference Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Stock Price(3)	Stock Price Return	Total Return on the Reference Stock at Maturity(4)	Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)
$150.00	50.00%	54.00%	$112.00	12.00%	n/a	n/a
$145.00	45.00%	49.00%	$112.00	12.00%	n/a	n/a
$140.00	40.00%	44.00%	$112.00	12.00%	n/a	n/a
$135.00	35.00%	39.00%	$112.00	12.00%	n/a	n/a
$130.00	30.00%	34.00%	$112.00	12.00%	n/a	n/a
$125.00	25.00%	29.00%	$112.00	12.00%	n/a	n/a
$120.00	20.00%	24.00%	$112.00	12.00%	n/a	n/a
$115.00	15.00%	19.00%	$112.00	12.00%	n/a	n/a
$110.00	10.00%	14.00%	$112.00	12.00%	n/a	n/a
$105.00	5.00%	9.00%	$112.00	12.00%	n/a	n/a
$100.00	0.00%	4.00%	$112.00	12.00%	n/a	n/a
$95.00	-5.00%	-1.00%	$112.00	12.00%	n/a	n/a
$90.00	-10.00%	-6.00%	$112.00	12.00%	n/a	n/a
$85.00	-15.00%	-11.00%	$112.00	12.00%	n/a	n/a
$80.00	-20.00%	-16.00%	$112.00	12.00%	n/a	n/a
$75.00	-25.00%	-21.00%	$112.00	12.00%	n/a	n/a
$70.00	-30.00%	-26.00%	$112.00	12.00%	n/a	n/a
$65.00	-35.00%	-31.00%	n/a	n/a	$77.00	-23.00%
$60.00	-40.00%	-36.00%	n/a	n/a	$72.00	-28.00%
$55.00	-45.00%	-41.00%	n/a	n/a	$67.00	-33.00%
$50.00	-50.00%	-46.00%	n/a	n/a	$62.00	-38.00%
$45.00	-55.00%	-51.00%	n/a	n/a	$57.00	-43.00%
$40.00	-60.00%	-56.00%	n/a	n/a	$52.00	-48.00%
$35.00	-65.00%	-61.00%	n/a	n/a	$47.00	-53.00%
$30.00	-70.00%	-66.00%	n/a	n/a	$42.00	-58.00%

(1)	A trigger event does not occur if the final price of the Reference Stock is not below the trigger price.
(2)	A trigger event occurs if the final price of the Reference Stock is below the trigger price.
(3)
The final stock price is shown as of the final valuation date, if the final price of the Reference Stock is not below the trigger price. However, if the final price of the Reference Stock is below the trigger price, the final stock price is shown as of the final valuation date and the maturity date.  The final stock price range is provided for illustrative purposes only. The actual stock price return may be below -70.00%, and you therefore may lose up to 100% of your initial investment.

(4)	The total return at maturity on the Reference Stock assumes a dividend yield on the Reference Stock of 2.00% per annum over the term of the Notes.
(5)	Payment consists of the principal amount plus the coupon payments received during the term of the Notes.
(6)	The total return at maturity on the Notes includes the coupon payments received during the term of the Notes.
(7)	Payment will consist, in part, of shares of the Reference Stock valued and delivered as of the maturity date.
(8)
If a trigger event occurs, the total return on the Notes at maturity will only be positive in the event that the market price of the Reference Stock on the maturity date is substantially greater than the final price of the Reference Stock on the final valuation date. Such an increase in price is not likely to occur.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes for U.S. federal income tax purposes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Stock written by you and purchased by us (the “Put Option”).

Debt Portion—Amounts treated as interest on the Debt Portion would be included in income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Put Option—Amounts treated as payment for the Put Option would generally be deferred and accounted for upon sale or maturity of the Notes. At maturity, the amounts treated as payment for the Put Option (i) would likely result in short-term capital gain if you were to receive a cash payment of the full principal amount of your Notes, (ii) would reduce the U.S. federal income tax basis of the shares of Reference Stock you receive if we were to exchange your Notes for shares of the Reference Stock, or (iii) would reduce the amount you are treated as paying us upon settlement of the Put Option if you were to receive a cash payment of less than the full principal amount of your Notes.

With respect to coupon payments you receive, we intend to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Reference Stock	Coupon Rate per Annum (to be determined on trade date)	Interest on Debt Component per Annum	Put Option Component per Annum
CSX Corporation	5.00% to 6.50%	• %	• %

Deere & Company	4.50% to 6.25%	• %	• %

Oracle Corporation	4.50% to 6.25%	• %	• %

There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject.  While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder (as defined in the product prospectus supplement).  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Notes on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

The Foreign Account Tax Compliance Act was enacted on March 18, 2010 that will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. These withholding and reporting requirements will generally apply to payments made after December 31, 2013. However, if proposed U.S. Treasury regulations are finalized in their current form, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2013. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Notes.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-30 in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a Note that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Reference Stock of the Note is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

The Canadian tax disclosure in the prospectus is based on the assumption that a Note is not at the time of acquisition and during any relevant period “taxable Canadian property” (as defined in the ITA) of a Non-resident Holder.

If the Reference Stock is listed on a “designated stock exchange” (as defined in the ITA) at the time a Non-resident Holder disposes of the Note, the Note may be taxable Canadian property if, at any time during the sixty-month period immediately preceding the disposition of the Note, (i) the Non-resident Holder has, either alone or in combination with persons with whom the Non-resident Holder does not deal at arm’s length for purposes of the ITA, owned (or had an option in respect of, or interests in, or for civil law rights in (including a Note)) 25% or more of the issued shares of any class or series of shares in the capital of the issuer of the Reference Stock; and (ii) more than 50% of the fair market value of the Reference Stock was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the ITA), “timber resource properties” (as defined in the ITA), and options in respect of, or interests in, or for civil law rights in, any such property.  If the Reference Stock is not listed on a designated stock exchange at the time a Non-resident Holder disposes of the Note, the Note may be taxable Canadian property if more than 50% of the fair market value of the Reference Stock was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the ITA), “timber resource properties” (as defined in the ITA), and options in respect of, or interests in, or for civil law rights in, any such property.  In addition, the Note may be deemed to be taxable Canadian property of the Non-resident Holder in certain circumstances.

A Non-resident Holder should contact its tax advisors to determine whether a Note, or shares of a Reference Stock acquired pursuant to the terms of a Note, may be taxable Canadian property to the Non-resident Holder, and the Canadian tax consequences and obligations resulting therefrom.

Information about the Reference Stocks
Included on the following pages is a brief description of the issuers of each of the respective Reference Stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the Reference Stocks. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Stocks as an indication of future performance.

Each of the Reference Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the Reference Stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Reference Stocks under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

CSX Corporation
According to publicly available information, CSX Corporation is an international freight transportation company. The company provides rail, intermodal, domestic container-shipping, barging, and contract logistics services around the world. The company's rail transportation services are provided principally throughout the eastern United States.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 277948. The company’s common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “CSX.”

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this Reference Stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of this Reference Stock on August 6, 2012 was $22.91.  The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Intra- Day High	Quarterly Intra-Day Low	Quarterly Period-End Close

1/1/2008	3/31/2008	$19.37	$13.29	$18.69
4/1/2008	6/30/2008	$23.56	$18.35	$20.94
7/1/2008	9/30/2008	$23.16	$16.84	$18.19
10/1/2008	12/31/2008	$18.19	$10.00	$10.82
1/1/2009	3/31/2009	$12.27	$6.90	$8.62
4/1/2009	6/30/2009	$12.19	$8.36	$11.54
7/1/2009	9/30/2009	$16.28	$10.09	$13.95
10/1/2009	12/31/2009	$16.93	$13.56	$16.16
1/1/2010	3/31/2010	$17.61	$14.02	$16.97
4/1/2010	6/30/2010	$19.32	$16.00	$16.54
7/1/2010	9/30/2010	$18.93	$15.51	$18.44
10/1/2010	12/31/2010	$21.60	$17.98	$21.54
1/1/2011	3/31/2011	$26.79	$21.58	$26.20
4/1/2011	6/30/2011	$26.63	$24.04	$26.22
7/1/2011	9/30/2011	$27.04	$17.69	$18.67
10/1/2011	12/31/2011	$23.14	$17.83	$21.06
1/1/2012	3/31/2012	$23.71	$20.00	$21.52
4/1/2012	6/30/2012	$23.01	$19.88	$22.36
7/1/2012	8/6/2012*	$23.24	$21.49	$22.91

*As of the date of this free writing prospectus, available information for the third calendar quarter of 2012 includes data for the period from July 1, 2012 through August 6, 2012.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of this Reference Stock from August 6, 2007 to August 6, 2012, assuming an initial price of $22.91, which was the closing price of this Reference Stock on August 6, 2012, and a trigger price equal to 70% of the initial price (the actual initial price and trigger price will be determined on the trade date).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Deere & Company
According to publicly available information, Deere & Company manufactures and distributes a range of agricultural, construction and forestry, and commercial and consumer equipment. The company supplies replacement parts for its own products and for those of other manufacturers. The company also provides product and parts financing services, and extends its services and products worldwide.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 315189. The company’s common stock is listed on the NYSE under the ticker symbol “DE.”

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this Reference Stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of this Reference Stock on August 6, 2012 was $78.43.  The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Intra- Day High	Quarterly Intra-Day Low	Quarterly Period-End Close

1/1/2008	3/31/2008	$94.71	$71.65	$80.44
4/1/2008	6/30/2008	$94.88	$70.18	$72.13
7/1/2008	9/30/2008	$73.84	$46.18	$49.50
10/1/2008	12/31/2008	$49.00	$28.55	$38.32
1/1/2009	3/31/2009	$46.73	$24.52	$32.87
4/1/2009	6/30/2009	$47.98	$31.88	$39.95
7/1/2009	9/30/2009	$47.03	$34.91	$42.92
10/1/2009	12/31/2009	$56.87	$40.29	$54.09
1/1/2010	3/31/2010	$62.08	$48.34	$59.46
4/1/2010	6/30/2010	$63.67	$52.77	$55.68
7/1/2010	9/30/2010	$73.70	$53.69	$69.78
10/1/2010	12/31/2010	$84.85	$67.67	$83.05
1/1/2011	3/31/2011	$97.25	$81.80	$96.89
4/1/2011	6/30/2011	$99.80	$77.83	$82.45
7/1/2011	9/30/2011	$87.12	$64.56	$64.57
10/1/2011	12/31/2011	$79.70	$59.92	$77.35
1/1/2012	3/31/2012	$89.69	$78.69	$80.90
4/1/2012	6/30/2012	$83.91	$69.51	$80.87
7/1/2012	8/6/2012*	$82.45	$72.86	$78.43

*As of the date of this free writing prospectus, available information for the third calendar quarter of 2012 includes data for the period from July 1, 2012 through August 6, 2012.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of this Reference Stock from August 6, 2007 to August 6, 2012, assuming an initial price of $78.43, which was the closing price of this Reference Stock on August 6, 2012, and a trigger price equal to 70% of the initial price (the actual initial price and trigger price will be determined on the trade date).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Oracle Corporation
According to publicly available information, Oracle Corporation supplies software for enterprise information management. The company offers databases and relational servers, application development and decision support tools, and enterprise business applications. The company’s software runs on network computers, personal digital assistants, set-top devices, PCs, workstations, minicomputers, mainframes, and massively parallel computers.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1341439. The company’s common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “ORCL.”

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this Reference Stock, based on daily closing prices on the NASDAQ, as reported by Bloomberg.  The closing price of this Reference Stock on August 6, 2012 was $31.00.  The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Intra- Day High	Quarterly Intra-Day Low	Quarterly Period-End Close

1/1/2008	3/31/2008	$23.11	$18.18	$19.56
4/1/2008	6/30/2008	$23.57	$19.72	$21.00
7/1/2008	9/30/2008	$23.62	$17.84	$20.31
10/1/2008	12/31/2008	$20.54	$15.10	$17.73
1/1/2009	3/31/2009	$18.70	$13.81	$18.07
4/1/2009	6/30/2009	$21.75	$17.73	$21.42
7/1/2009	9/30/2009	$22.95	$19.79	$20.84
10/1/2009	12/31/2009	$25.10	$20.10	$24.54
1/1/2010	3/31/2010	$26.25	$22.83	$25.69
4/1/2010	6/30/2010	$26.63	$21.31	$21.46
7/1/2010	9/30/2010	$27.62	$21.24	$26.85
10/1/2010	12/31/2010	$32.27	$26.81	$31.30
1/1/2011	3/31/2011	$34.10	$29.62	$33.37
4/1/2011	6/30/2011	$36.50	$30.65	$32.91
7/1/2011	9/30/2011	$34.30	$24.72	$28.74
10/1/2011	12/31/2011	$33.81	$24.91	$25.65
1/1/2012	3/31/2012	$31.15	$25.55	$29.16
4/1/2012	6/30/2012	$29.81	$25.33	$29.70
7/1/2012	8/6/2012*	$31.25	$28.61	$31.00

*As of the date of this free writing prospectus, available information for the third calendar quarter of 2012 includes data for the period from July 1, 2012 through August 6, 2012.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of this Reference Stock from August 6, 2007 to August 6, 2012, assuming an initial price of $31.00, which was the closing price of this Reference Stock on August 6, 2012, and a trigger price equal to 75% of the initial price (the actual initial price and trigger price will be determined on the trade date).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Notes.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-12 of the accompanying product prospectus supplement no. TYON-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. TYON-1 dated March 1, 2011 under the caption “General Terms of the Notes”, are incorporated into the master note issued to DTC, the registered holder of the Notes.